UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Chapman, Laurence A.
   850 Lagoon Drive
   Chula Vista, CA  91910-2098
2. Date of Event Requiring Statement (Month/Day/Year)
   02/15/99
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Issuer Name and Ticker or Trading Symbol
   The B.F.Goodrich Company
   GR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Finance
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |2,000                 |D               |                                               |
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          "                                |11,784                |I               |(1)                                            |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Option (2|4/28/95  |4/27/04  |Common Stock           |7,000    |$11.9643  |D            |                           |
)                       |         |         |                       |         |          |             |                           |
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          "             |4/28/96  |4/27/04  |"                      |7,000    |$11.9643  |D            |                           |
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          "             |4/28/97  |4/27/04  |"                      |7,000    |$11.9643  |D            |                           |
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          "             |9/22/97  |4/27/04  |"                      |14,000   |$11.9643  |D            |                           |
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          "             |9/20/96  |7/25/05  |"                      |11,200   |$21.25    |D            |                           |
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          "             |9/22/97  |7/25/05  |"                      |11,200   |$21.25    |D            |                           |
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          "             |2/13/99  |2/12/08  |"                      |2,625    |$44.5313  |D            |                           |
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          "             |2/13/00  |2/12/08  |"                      |2,625    |$44.5313  |D            |                           |
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          "             |2/13/01  |2/12/08  |"                      |2,250    |$44.5313  |D            |                           |
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Explanation of Responses:
(1)   By spouse as custodian for minor
children.
(2)   Right to buy - a portion of the options are Incentive Stock
Options.
SIGNATURE OF REPORTING PERSON
/s/Nicholas J. Calise, Pursuant to Power of Attorney
DATE
02/25/99